Exhibit 99.3
Optium Corporation
Consolidated Financial Statements
Years ended August 2, 2008, July 28, 2007, and July 29, 2006
With Report of Independent Auditors

Optium Corporation
Consolidated Financial Statements
Years ended August 2, 2008, July 28, 2007, and July 29, 2006

2

Report of Independent Auditors
To the Members of Optium Corporation Management:
We have audited the accompanying consolidated balance sheets of Optium Corporation as of August 2, 2008 and July 28, 2007 and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders’ equity (deficit), and cash flows for each of the three years in the period ended August 2, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in ail material respects, the consolidated financial position of Optium Corporation at August 2, 2008 and July 28, 2007 and the consolidated results of its operations and its cash flows for each of the three years in the period ended August 2, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, effective July 29, 2007, Optium Corporation adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. Also as discussed in Note 1 to the consolidated financial statements, effective July 30, 2006. Optium Corporation changed its method of accounting for share based management awards in accordance with financial accounting standards 123(R), Share-Based Payments.
Ernst & Young LLP
Philadelphia, Pennsylvania
October 5, 2008, except for the fifth paragraph of Note 13 as to which the date is October 14, 2008

Optium Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	Fiscal year ended	Fiscal year ended	Fiscal year ended
	August 2, 2008	July 28, 2007	July 29, 2006
Revenue	$168,636	$125,478	$69,477
Cost of revenue	124,009	91,201	51,952

Gross profit	44,627	34,277	17,525
Operating expenses:
Research and product development	23,950	14,751	8,491
Acquired in-process research and development	—	10,000	11,187
Selling, general and administrative	27,560	14,205	6,062

Total operating expenses	51,510	38,956	25,740

Loss from operations	(6,883)	(4,679)	(8,215)
Interest and other income, net	2,149	3,587	211

Loss before income tax (benefit) expense	(4,734)	(1,092)	(8,004)
Income tax (benefit) expense	191	(12,346)	119

Net income (loss)	$(4,925)	$11,254	$8,123

Basic net income (loss) per share	$(0.19)	$0.58	$(3.68)
Diluted net income (loss) per share	$(0.19)	$0.45	$(3.68)

Basic weighted average common shares outstanding	25,622	19,536	2,206
Diluted weighted average common shares outstanding	25,622	24,793	2,206
See accompanying notes to the consolidated financial statements.

Optium Corporation
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	August 2, 2008	July 28, 2007
Assets
Current assets:
Cash and cash equivalents	$39,301	$25,359
Short-term investments	1,600	36,018
Accounts receivable, net of allowance of $81 and $46, respectively	36,583	21,853
Inventories, net	29,664	20,684
Restricted cash	125	68
Deferred tax asset, current portion	4,033	4,976
Prepaid expenses and other current assets	1,479	1,039

Total current assets	112,785	109,997
Property and equipment, net	17,811	9,124
Other assets	537	170
Restricted cash	284	—
Intangible assets, net	1,525	2,006
Goodwill	38,947	37,923
Deferred tax asset, non-current portion	9,594	8,881

Total as sets	$181,483	$168,101

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,442	$20,222
Accrued expenses	5,439	4,389
Accrued warranty	429	359
Current portion of debt	24	46

Total current liabilities	36,334	25,016
Long-term debt, net of current portion	—	17
Other long-term liabilities	980	189

Total liabilities	37,314	25,222
Stockholders’ equity:
Common stock, $0.0001 par value— 100,000,000 shares authorized, 27,161,168 and 26,924,963 shares issued, respectively; 25,667,083 and 25,430,878 shares outstanding, respectively.	3	3
Additional paid in capital	195,799	191,118
Deferred compensation	(424)	(924)
Treasury stock, 1,494,085 shares of common stock — at cost	(2,762)	(2,762)
Accumulated deficit	(51,416)	(46,395)
Accumulated other comprehensive income	2,969	1,839

Total stockholders’ equity	144,169	142,879

Total liabilities and stockholders’ equity	$181,483	$168,101

See accompanying notes to the consolidated financial statements.

Optium Corporation
Consolidated Statements of Cash Flows
(In thousands)

	Fiscal year ended	Fiscal year ended	Fiscal year ended
	August 2, 2008	July 28, 2007	July 29, 2006
Cash flows from operating activities
Net income (loss)	$(4,925)	$11,254	$(8,123)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operations:
Depreciation and amortization	4,723	2,709	2,520
Stock-based compensation	4,754	1,505	162
Acquired in-process research and development	—	10,000	11,187
Provision for doubtful accounts	35	21	1
Loss on disposal of property and equipment	60	9	—
Change in deferred taxes	266	(13,857)	—
Changes in operating assets and liabilities:
Accounts receivable	(14,879)	(2,351)	(11,141)
Inventories, net	(8,817)	(8,927)	(5,937)
Prepaid expenses and other current assets	(506)	(709)	99
Other assets	(360)	(243)	23
Accounts payable	9,943	1,207	9,606
Accrued expenses	1,685	1,116	1,267
Other current liabilities	—	(2,640)	2,640
Accrued warranty	69	135	117
Other long-term liabilities	138	40	(3)

Net cash (used in) provided by operating activities	(7,814)	(731)	2,418
Cash flows from investing activities
Purchase of property and equipment	(12,592)	(5,859)	(3,030)
Restricted cash, net	(161)	—	292
Proceeds from sale of property and equipment	—	30	—
Maturities and sales of short term investments	91,975	78,434	—
Purchase of short term investments	(57,557)	(114,452)	—
Cash acquired from acquisition of Engana, net of transaction costs	—	—	4,001
Purchase of Kailight Photonics, net of cash acquired	—	(35,222)	—
Purchase of Microdisplay intellectual property	—	(2,023)	—

Net cash provided by (used in) investing activities	21,665	(79,092)	1,263
Cash flows from financing activities
Payment of line of credit	(39)	(685)	(150)
Net proceeds from initial public offering	—	95,378	(1,915)
Proceeds from exercise of employee stock options and warrants	214	153	208

Net cash provided by (used in) financing activities	175	94,846	(1,857)
Effect of exchange rate changes on cash and cash equivalents	(84)	(41)	79

Net increase in cash and cash equivalents	13,942	14,982	1,903
Cash and cash equivalents, beginning of year	25,359	10,377	8,474

Cash and cash equivalents, end of year	$39,301	$25,359	$10,377

Supplemental disclosure of cash flow information
Cash paid for interest	$103	$22	$77
Cash paid for income taxes	$335	$582	$75

Supplemental disclosure of non-cash investing and financing activities:
Issuance of preferred and common stock for the acquisition of Engana	$—	$—	$25,636

See accompanying notes to the consolidated financial statements.

Optium Corporation
Consolidated Statements of Changes in
Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Years ended July 29, 2006, July 28, 2007 and August 2, 2008
(In thousands, except share amounts)

			Common Stock			Accumulated	Treasury Stock
	Preferred Stock		Number		Additional	Other	Number				Stockholders’
	Number of		of	Par	Paid-in	Comprehensive	of		Deferred	Accumulated	Equity
	Shares	Dollars	Shares	Value	Capital	Income	Shares	Cost	Compensation	Deficit	(Deficit)
Balance, July 30, 2005	150,249,628	$65,797	3,310,228	$0.3	$3,374	$6	1,494,085	$(2,762)	$—	$(49,526)	$(48,908)
Exercise of employee stock options	—	—	307,045	—	175	—	—	—	—	—	175
Warrant exercise	663,178	33	—	—	—	—	—	—	—	—	—
Issuance of common stock and restricted common stock for services	—	—	6,875	—	39	—	—	—	—		39
Issuance of stock related to the acquisition of Engana Pty Ltd	24,475,897	21,343	729,361	0.1	4,293	—	—	—	—	—	4,293
Deferred compensation related to issuance of stock options	—	—	—	—	1,292	—	—	—	(1,292)	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	122	—	122
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	(8,123)	(8,123)
Foreign currency translation adjustment	—	—	—	—	—	314	—	—	—	—	314

Comprehensive loss											(7,809)

Balance, July 29, 2006	175,388,703	$87,173	4,353,509	$0.4	$9,173	$320	1,494,085	$(2,762)	$(1,170)	$(57,649)	$(52,088)

Optium Corporation
Consolidated Statements of Changes in
Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Years ended July 29, 2006, July 28, 2007 and August 2, 2008 (continued)
(In thousands, except share amounts)

			Common Stock			Accumulated	Treasury Stock
	Preferred Stock		Number		Additional	Other	Number				Stockholders’
	Number of		of	Par	Paid-in	Comprehensive	of		Deferred	Accumulated	Equity
	Shares	Dollars	Shares	Value	Capital	Income	Shares	Cost	Compensation	Deficit	(Deficit)
Exercise of employee stock options, gifted shares, shares released from escrow and fractional reverse split adjustment	—	—	108,258	—	153	—	—	—	—	—	153

Warrant exercise	—	—	36,789	—	—	—	—	—	—	—	—
Issuance of common stock and restricted common stock for services	—	—	2,000	—	39	—	—	—	—	—	39
Issuance of common stock in the initial public offering	—	—	5,980,000	0.6	93,212	—	—	—	—	—	93,213
Conversion of preferred stock upon the initial public offering	(175,388,703)	(87,173)	16,444,407	2	87, 172	—	—	—	—	—	87,174
Issuance of stock options related to the acquisition of Kailight Photonics Inc.	—	—	—	—	148	—	—	—	—	—	148
Stock compensation expense	—	—	—	—	1, 221	—	—	—	—	—	1,221
Amortization of deferred compensation	—	—	—	—	—	—	—	—	246	—	246
Components of comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	11,254	11,254
Foreign currency translation adjustment	—	—	—	—	—	1,522	—	—	—	—	1,522
Unrealized gains (losses) on investments, net	—	—	—	—	—	(3)	—	—	—	—	(3)

Comprehensive income											12,773

Balance, July 28, 2007	—	—	26,924,963	$3	$191,118	$1,839	1,494,085	$(2,762)	$(924)	$(46,395}	$142,879

Optium Corporation
Consolidated Statements of Changes in
Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Years ended July 29, 2006, July 28, 2007 and August 2, 2008 (continued)
(In thousands, except share amounts)

			Common Stock			Accumulated	Treasury Stock
	Preferred Stock		Number		Additional	Other	Number				Stockholders’
	Number of		of	Par	Paid-in	Comprehensive	of		Deferred	Accumulated	Equity
	Shares	Dollars	Shares	Value	Capital	Income	Shares	Cost	Compensation	Deficit	(Deficit)
Exercise of employee stock options,	—	—	78,540	—	214	—	—	—	—	—	214
Warrant exercise	—	—	483	—	3	—	—	—	—	—	3
Vesting of restricted stock	—	—	157,182	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	4,218	—	—	—	—	—	4,218
Amortization of deferred compensation	—	—	—	—	—	—	—	—	500	—	500
Cumulative adjustment to retained earnings for adoption of FIN 48	—	—	—	—	—	—	—	—	—	(96)	(96)
Other	—	—	—	—	246	—	—	—	—	—	246
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	(4,925)	(4,925)
Foreign currency translation adjustment	—	—	—	—	—	1,130	—	—	—	—	1,130
Unrealized gains (losses) on investments, net	—	—	—	—	—	—	—	—	—	—	—

Comprehensive loss											(3,795)

Balance, August 2, 2008	—	—	27,161,168	$3	$195,799	$2,969	1,494,085	$(2,762)	$(424)	$(51,416)	$144,169

See accompanying notes to the consolidated financial statements.

Optium Corporation
Notes to Consolidated Financial Statements
1. Organization and Operations
     Optium Corporation (the “Company”) was incorporated in the State of Delaware on September 8, 2000. The Company is a leading designer and manufacturer of high-performance optical subsystems supporting core to the edge applications for use in telecommunications and cable TV network systems. Since its founding in 2000, Optium has developed or acquired proprietary technology and products that enable transmission and switching functionality for high-bandwidth, intelligent optical networking applications. The Company supplies an extensive suite of optical subsystems, including l0Gb/s and 40Gb/s transceivers, cable TV and fiber to the home, or FTTH, transmitters, analog RF over fiber products, line cards, circuit packs and our technologically innovative wavelength selective switch reconfigurable optical add/drop multiplexer products, or WSS ROADMs. The Company’s optical subsystems are used in network systems that deliver voice, video and other data services for consumers and enterprises that are delivered in the long haul, metropolitan and access segments, referred to as the core to the edge, of telecommunications and cable TV networks. The Company’s customers are network systems vendors whose customers include wireline and wireless telecommunications service providers and cable TV operators, collectively referred to as carriers.
     On November 1, 2006, the Company closed its initial public offering of 5.2 million shares of common stock, as well as the sale of an additional 780,000 shares to cover underwriter over-allotments. The Company’s common stock, quoted on the NASDAQ Global Market under the symbol “OPTM,” began trading on October 27, 2006. Cash proceeds to the Company, net of underwriter commissions of approximately $7.3 million and related offering expenses of approximately $4.1 million, totaled approximately S93.2 million, including approximately $1.9 million of offering expenses paid during fiscal year 2006. All preferred stock outstanding at November 1, 2006 was converted to common stock upon the completion of the initial public offering.
     On August 29, 2008 the Company merged with and into a wholly-owned subsidiary of Finisar Corporation. Under the terms of the merger, Optium stockholders received 6.262 Finisar shares for each Optium share they own. Outstanding Optium options and warrants represent a corresponding right to acquire a number of Finisar shares based on the above exchange ratio. Refer to Note 18 for additional details.
2. Summary of Significant Accounting Policies
Principles of consolidation
     The consolidated financial statements include Optium Corporation and its wholly owned subsidiaries, Optium Australia Pty Limited, Kailight Photonics Inc., and Kailight Photonics Ltd. All significant intercompany accounts and transactions have been eliminated in the consolidation.
Fiscal year
     Optium operates on a 52 or 53 week fiscal year ending on the Saturday closest to July 31. Fiscal year 2008 and fiscal year 2007 consist of 53 and 52 weeks, respectively.
Use of estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and loss during the reporting period. Actual results could differ from those estimates.
Cash and cash equivalents
     The Company considers all highly liquid securities purchased with original maturities of ninety days or less to be cash equivalents. Money market accounts that are classified as cash equivalents are stated at cost, which approximates market value. Other short-term investments that mature in less than ninety days and are classified as cash equivalents are reported at fair value, with resulting unrealized gains or losses reported as a separate component of stockholders’ equity.

     At August 2, 2008 and July 28, 2007, the Company had $125,000 and $68,000, respectively of short-term restricted cash and at August 2, 2008 had $284,100 of long-term restricted cash. At both August 2, 2008 and July 28, 2007 $68,000 of the short-term restricted cash related to an operating lease in the form of a certificate of deposit, which is renewed on a monthly basis. The term of the certificate of deposit extends from the commencement date of the lease (May 1, 2001) through at least ninety days after the expiration of the lease term (April 30, 2008). The Company had not collected the money related to this lease at August 2, 2008. At August 2, 2008, the Company also had $57,000 and $ 162,300 of short-term and long-term restricted cash, respectively, related to a bank guarantee with a customer. The term of the bank guarantee extends through the length of the contract and renews on a monthly basis. The remaining $121,800 of long-term restricted cash relates to a deposit on the Company’s facility in Israel.
Foreign currency translation
     The financial statements for Optium Australia, the Company’s foreign subsidiary, are measured using the local currency (the Australian dollar) as the functional currency. Foreign assets and liabilities in the consolidated balance sheets have been translated at the rate of exchange as of the balance sheet date. Revenues and expenses are translated at the average exchange rate for the month. Translation adjustments do not impact the results of operations and are reported as a separate component of stockholders’ equity. Foreign currency transaction gains and losses are included in the consolidated statement of operations.
Accounts receivable
     The Company carries its accounts receivable at the amount that it considers to be collectible and does not require collateral from its customers. Accordingly, an allowance account is established through a charge against operations in an amount deemed adequate to absorb the uncollectible portion of such receivables. The allowance is determined through management review of outstanding amounts per customer. At August 2, 2008 and July 28, 2007, an allowance of $80,700 and $46,400, respectively, based on management’s best estimate, was available to absorb any uncollectible balances.
Inventories
     Inventories are valued at the lower of cost or market value. Cost is determined on a first-in, first-out method. The Company makes inventory commitments and purchase decisions based upon sales forecasts. To mitigate potential component supply constraints, the Company builds inventory levels for certain items with long supply lead times. The Company assesses the valuation of its inventory on a periodic basis and writes down the value for estimated excess and obsolete inventory based on estimates of future demand. The Company defines obsolete inventory as inventory that will no longer be used in its manufacturing processes. Excess inventory is defined as inventory in excess of projected usage and is determined using management’s best estimate of future demand, based upon information then available to the Company.
Property and equipment
     Property and equipment are stated at cost net of accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. The Company provides for depreciation and amortization using the straight-line method and charges amounts to operations to allocate the cost of the assets over their estimated useful lives. Useful lives of the Company’s asset categories are: machinery and equipment of 5 years, computer equipment and software of 3 years and furniture and office equipment of 7 years. The costs of leasehold improvements on leased office and warehouse space are capitalized and amortized using the straight-line method over the shorter of the life of the applicable lease or the useful life of the improvement.
     Assets held under capital leases are recorded at the lower of the fair market value of the asset or the present value of future minimum lease payments and are amortized using the straight-line method over their primary term. The Company had no capital lease obligations as of July 28, 2007 or August 2, 2008.
Intangible assets
     Intangible assets consist of intellectual property and are stated at cost less accumulated amortization. Intangible assets are amortized using the straight-line method over their estimated useful live, which is 5 years. Useful lives and related amortization expense are based on management’s estimate of the period that the assets will generate revenues or otherwise be used by the Company. If assets are considered impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets.

Goodwill
     Under the Statements of Financial Accounting Standards, or SFAS, 142, Goodwill and Other Intangible Assets, goodwill is subject to annual impairment testing criteria. The Company’s policy is to compare the carrying value of a business unit’s net assets to the estimated fair value of the business unit, using a sales multiple approach to project the business unit’s fair value. The fair value is based on management’s estimate of future revenues to be generated by the business component. Such estimated future revenues consider factors such as future operating income and historical trends. The Company tests for impairment on an annual basis or on an interim basis if circumstances change that would indicate the possibility of impairment. The impairment review requires an analysis of future projections and assumptions about the Company’s operating performance. If such a review indicates that the assets are impaired, a charge to operations would be recorded for the amount of the impairment, and the corresponding impaired assets would be reduced in carrying value. The Company did not identify an asset impairment related to the carrying value of goodwill during fiscal year 2006, 2007 or 2008.
Long-lived assets
     SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS 144, established accounting standards for the impairment of long-lived assets and certain identifiable intangibles related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Long-lived assets consist primarily of property and equipment. In accordance with SFAS 144, the Company continually evaluates whether events or circumstances have occurred to indicate that the estimated remaining useful life of its long-lived assets may warrant revision or the carrying value might be impaired. The carrying value of long-lived assets is considered impaired when the total projected undiscounted cash flows from such assets are less than carrying value. The Company determined that no event or circumstance occurred which would have warranted a revision to carrying value of its long-lived assets.
Fair value of financial instruments
     Financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and notes payable. The carrying amounts of the Company’s financial instruments approximate their fair values.
Short-term investments
     The Company considers all short-term investments as available-for-sale, accounted for at fair value, with resulting unrealized gains or losses reported as a separate component of stockholders’ equity.
Stock-based compensation
     Effective July 30, 2006, the Company adopted SFAS 123R, Share-Based Payment or SFAS 123R, which requires companies to recognize in their statement of operations all share-based payments, including grants of stock options, based on the grant date fair value. The Company adopted SFAS 123R using the prospective transition method. Stock-based compensation is measured at the grant date, based on the fair value of the award, and expensed over the requisite service period. The application of SFAS 123R involves significant amounts of judgment in the determination of inputs into the Black-Scholes model which the Company uses to determine the value of stock options. Inherent in this model are assumptions related to expected stock price volatility, option life, risk free interest rate and dividend yield. While the risk free interest rate and dividend yield are less subjective assumptions, typically based on factual data derived from public sources, the expected stock-price volatility and option life assumptions require a greater level of judgment which make them critical accounting estimates. The fair value of each stock option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	Fiscal year ended	Fiscal year ended
	August 2, 2008	July 28, 2007
Risk-free interest rate	3.52%	4.62%
Expected dividend yield	0%	0%
Expected life	5 years	5 years
Expected volatility	81.34%	80.00%
Forfeiture rate	9.85%	9.28%
Risk-free interest rate: The Company uses the risk free interest rate of a U.S. Treasury Note with a similar term on the date of the grant.

Expected dividend yield: The Company uses a 0% expected dividend yield as the Company has not paid and does not anticipate declaring dividends in the near future.
Expected life: The Company’s expected life is based on the period the options are expected to remain outstanding based on the vesting periods and expectations of future employee actions.
Expected volatility: The Company estimated the expected volatility of the stock price based on an analysis of other volatility factors exhibited in the market because of the limited history of the Company’s stock.
Forfeiture Rate: The Company estimates forfeitures based on historical experience and factors of known historical or future projected work force reduction actions to anticipate the projected forfeiture rates.
     Restricted stock units, or RSUs, have a fair value based on the closing price of the Company’s stock on the date of grant. The RSUs granted during the year ended August 2, 2008 had a weighted average fair value of $8.52. The stock units have varying vesting schedules, dependent on the grant details. The total stock-based compensation associated with the RSUs will be expensed over the requisite service period of the respective grants. An estimated forfeiture rate of 5.29% was used to calculate the stock-based compensation related to the RSUs granted during the year ended August 2, 2008. No RSUs were granted during the year ended July 28, 2007.
Revenue recognition
     The Company derives revenue from the manufacture and sale of optical subsystem products for use in high-performance network systems. Our revenue recognition policy follows SEC Staff Accounting Bulletin No. 104, “Revenue Recognition.” Specifically, the Company recognizes product revenue when the following requirements have been met:
•	Evidence of an arrangement. Persuasive evidence exists of an arrangement with a customer, typically consisting of a purchase order which details quantity, fixed schedule of delivery and agreed upon terms.

•	Delivery and acceptance. Product has been shipped via third party carrier, accepted and title has transferred to the customer, under terms agreed to by the customer. The only rights of return are under our warranty policy.

•	Fixed or determinable fee. The amount of revenue to which we are entitled is fixed or determinable at the time of shipment. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment

•	Collection is deemed probable. Collectability is reasonably assured and there are no uncertainties with respect to customer acceptance. We assess collectability based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.
     The Company is required to determine whether delivery has occurred, whether items will be returned or whether the Company will be paid under normal terms. The Company specifies delivery terms and assesses each shipment against those terms and only recognizes revenue when certain that the delivery terms have been met to the extent that one or more of the conditions are not present, the Company delays recognition of revenue until all conditions are present.
     The Company may offer evaluation units to our current and potential customers, at no charge, for purposes of expanding our customer base and product portfolio. Such units are expensed when shipped and are recognized as part of selling, general and administrative expense in the accompanying statement of operations. Expenses recognized for evaluation units were approximately $640,400, $373,900 and $239,000 for the fiscal years ended August 2, 2008, July 28, 2007 and July 29, 2006, respectively. Standard terms offered to customers are payment due 30 days from the date of invoice. For certain customers, the Company has negotiated standard payment terms different than 30 days to conform to such customer’s standard payment terms and/or such customer’s credit standing.
Warranties
     The Company provides a warranty on all products. The amount of warranty expense charged to operations was approximately $350,200, $427,800 and $236,300 for fiscal years 2008, 2007 and 2006, respectively, which is included in the cost of revenue in the accompanying statements of operations. The Company accrues warranty for expected warranty claims based on historical return figures and accrues those costs at the time revenue is recorded.
Product development costs
     The costs of the development of hardware products are expensed as incurred.
Shipping and handling costs
     Shipping and handling costs related to products sold are included in cost of revenue.
Income taxes
     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes, or SFAS 109. SFAS 109 requires the Company to account for income taxes using a balance sheet approach, requiring the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events having been recognized in the Company’s financial statements or tax returns. Deferred income taxes have been provided for the differences between the financial reporting carrying values and the income tax reporting basis of the Company’s assets and liabilities. These temporary differences consist of differences between the timing of the deduction of certain amounts between income tax and financial statement reporting purposes. The Company adopted Financial Accounting Standards Board, or FASB, Interpretation No. 48 Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109, Accounting for Income Taxes, or FIN 48, on July 29, 2007. Under the new provisions, the Company will not recognize a tax benefit for an uncertain income tax position unless it is “more likely than not” that such position is sustainable. As a result of the implementation of FIN 48, the Company recognized a net $100,000 increase in the liability for unrecognized tax benefits, which was accounted for as an increase to the July 28, 2007 balance of the accumulated deficit.
Comprehensive income (loss)
     Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income (loss) on an annual and interim basis. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Components of other comprehensive income (loss) that the Company currently reports are gains and losses from foreign currency translations and unrealized gains and losses from short-term investments, as follows (in thousands):

	Fiscal year ended
	August 2, 2008	July 28, 2007
Net income (loss)	$(4,925)	$11,254
Other comprehensive income:
Unrealized gain (loss) on investments	—	(3)
Net change in cumulative foreign currency translation adjustment	1,130	1,522

Comprehensive income (loss)	$(3,795)	$12,773

Net income (loss) per share
     The Company computes net income (loss) per share in accordance with SFAS No. 128, Earnings per Share, or SFAS 128. Under the provisions of SFAS 128, basic net income (loss) per share is computed by dividing the net income applicable to common stockholders for the period by the weighted average number of shares of common stock outstanding. In accordance with SFAS 128, incremental potential common shares from the conversion of preferred stock and the exercise of stock options and warrants are included in the calculation of diluted net income (loss) per share except when the effect would be anti-dilutive. On October 10, 2006, the Company’s 1-for-12 reverse stock split of the Company’s issued common stock became effective, and all share data has been retroactively adjusted to reflect this reverse stock split.
The calculations for basic and diluted net income (loss) per share were as follows (in thousands):

	Fiscal year ended
	August 2, 2008	July 28, 2007
Numerator:
Net income (loss)	$(4,925)	$11,254

Denominator:
Weighted average common shares outstanding	25,622	19,536

Effect of dilutive shares
Stock options	—	940
Series A and C warrants	—	59
Conversion of preferred shares into common stock		4,258

Adjusted weighted-average common shares outstanding	25,622	24,793

Basic net income (loss) per share	$(0.19)	$0.58

Diluted net income (loss) per share	$(0.19)	$0,45

     The computation above does not reflect the following common stock equivalents as the exercise prices of such options were greater than the average fair value of the Company’s common stock during the respective periods, and the effect would have been anti-dilutive (in thousands):

	Fiscal year ended
	August 2, 2008	July 28, 2007
Employee stock options	2,805	152

Total	2,805	152

Reclassifications
     Certain prior year amounts have been reclassified to conform to the current financial statement presentation.
Recent accounting pronouncements
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, or SFAS 157. SFAS 157 establishes a common definition to provide enhanced guidance when using fair value to measure assets and liabilities, establishes a framework for measuring fair value, and expands disclosures about such fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently determining the impact of implementing SFAS 157, which will be effective for fiscal year 2009.
     In May 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities -Including an amendment of FASB No. 115, or SFAS 159. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company is currently determining the impact of implementing SFAS 159, which will be effective for fiscal year 2009.
     In December 2007, the FASB issued SFAS No. 141R, Business Combinations, or SFAS 141R, SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. SFAS 141R establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in the business combination. The Company is currently determining the impact of implementing SFAS 141R, which will be effective for fiscal year 2010.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of Accounting Research Bulletin, or ARB No. 51, or SFAS 160. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. SFAS 160 establishes and expands accounting and reporting standards for the noncontrolling interest in a subsidiary and clarifies that a noncontrolling interest in a subsidiary is an ownership interest in a consolidated entity and should be reported as equity in consolidated financial statements. The Company is currently determining the impact of implementing SFAS 160, which will be effective for fiscal year 2010.
Segment information
     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information or SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information of those segments to be presented in interim financial reports issued to stockholders. Operating segments are identified as components of an enterprise about which separate financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment. SFAS 131 also requires the disclosure of certain information related to product and geographic information for those companies operating as one reportable segment. That information is provided below.
Product Information
     Revenue of the Company’s major product categories is as follows:

	Fiscal year ended
	August 2, 2008	July 28, 2007
	(In thousands)
Telecommunications	$138,991	$96,768
Analog and cable TV	29,645	28,710

Total revenue	$168,636	$125,478

Geographic Information

Fiscal year ended
August 2, 2008
(In thousands)
United States	$156,741
Australia	7,461
Israel	4,434

Total revenue	$168,636

     Revenue generated outside of the U.S. as of July 28, 2007 was not material to our financial statements.
     The following table summarizes long-lived assets by geographic region. Long-lived asset data, (which consists of property and equipment and other assets) is based on physical location of the assets.

	Fiscal year ended
	August 2, 2008	July 28, 2007
	(In thousands)
United States	$7,864	$5,974
Australia	8,702	2,649
Israel	1,782	671

Total long-lived assets	$18,348	$9,294

3. Inventories
     Inventories consist of the following at:

	August 2, 2008	July 28, 2007
	(In thousands)
Raw materials	$21,934	$14,545
Work in process	5,369	1,011
Finished goods	2,361	5,128

	$29,664	$20,684

     Inventories are net of reserves of $3,451,600 and $2,175,200 at August 2, 2008 and July 28, 2007, respectively.
4. Property and Equipment
     Property and equipment consist of the following at:

	August 2, 2008	July 28, 2007
	(In thousands)
Machinery and equipment	$27,489	$18,524
Computer equipment and software	5,870	3,987
Furniture and fixtures	538	433
Leasehold improvements	2,369	618

	36,266	23,562
Less accumulated depreciation	(18,455)	(14,438)

	$17,811	$9,124

     Depreciation expense associated with property and equipment was $4,368,200, $2,507,900, and $2,520,100 in 2008, 2007 and 2006, respectively.
5. Allowance for Doubtful Accounts
     The following table summarizes the changes in the Company’s allowance for doubtful accounts for the period indicated:

	Fiscal year ended
	(In thousands)
	August 2, 2008	July 28, 2007	July 29, 2006
Balance at beginning of the year	$46	$25	$24
Amounts charged to expense	35	21	1
Accounts written off	—	—	—

Balance at end of year	$81	$46	$25

6. Purchased Intangible Assets including Goodwill
     The carrying amount of goodwill for the years ended August 2, 2008 and July 28, 2007 and the changes in those balances are as follows (in thousands):

Balance at July 29, 2006	$10,533
Goodwill as a result of acquisitions	26,072
Foreign currency translation	1,318

Balance at July 28, 2007	$37,923
Foreign currency translation	1,024

Balance at August 2, 2008	$38 ,947

     The gross carrying amount and accumulated amortization of the Company’s intangible assets as August 2, 2008 and July 28, 2007 is as follows (in thousands):

Balance at July 29, 2006	$—
Purchase of intellectual property	2,023
Amortization expense	(17)

Balance at July 28, 2007	$2,006
Amortization expense	(404)
Foreign currency translation	(77)

Balance at August 2, 2008	$1,525

Amortization expense of intangible assets was $404,100 and $16,900 in 2008 and 2007, respectively. The Company had no intangible assets as of July 29, 2006. The Company had no intangible assets with indefinite lives in any of the aforementioned years.
The estimated future annual amortization expense for each of the next five fiscal years is as follows (in thousands):

Estimated
amortization
Fiscal Year	Expense
2009	$405
2010	$405
2011	$405
2012	$391
2013	$—
7. Investments
The following is a summary of the Company’s available-for-sale investments as of August 2, 2008 and July 28, 2007 (in thousands):

		Gross	Gross
	Amortized	unrealized	unrealized	Market
Investment Type	cost	gain	loss	value
As of August 2, 2008

Corporate	$22,676	$—	$—	$22,676
Municipal	600	—	—	600

Total	$23,276	$—	$—	$23,276

Reported as:
Cash equivalents	$21,676	—	—	$21,676
Short-term investments	1,600	—	—	1,600

Total	$23,276	$—	$—	$23,276

As of July 28, 2007
Corporate	$22,526	$—	$—	$22,526
Government-sponsored enterprise	23,221	—	(3)	23,218
Municipal	8,825	—	—	8,825

Total	$54,572	$—	$(3)	54,569

Reported as:
Cash equivalents	$18,551	$—	$—	$18,551
Short-term investments	36,021	—	(3)	36,018

Total	$54,572	$—	$(3)	$54,569

     The Company accounts for its investments pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, or SFAS 115. All of the Company’s investments are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. Gains and losses are not recorded in earnings until realized. The Company monitors its investments for other than temporary impairment, which results from the carrying value of the investments exceeding the fair value. If other than temporary impairment is identified, the cost basis of the security is written down to fair value and the amount of the write-down is recorded as a realized loss through earnings, in evaluating unrealized losses for other than temporary impairment, the Company considers a number of factors including the duration and significance of the loss. The Company has the ability and intent to hold those investments with unrealized losses until a recovery of fair value. As of August 2, 2008, the Company held no securities with an unrealized loss position for more than twelve months and no realized losses were recorded. Ail investments mature in less than one year; those that mature in less than ninety days are classified as cash equivalents.
     The Company’s currently held interest bearing auction rate securities, or ARS, are comprised of federally insured student loan backed securities. During the year ended August 2, 2008, the Company’s auction rate securities experienced failures at auction. Uncertainty in credit markets has led to the amount of auction rate securities submitted for sale exceeding the amount of orders for these securities, resulting in failed auction status. Typically, auction rate securities provide liquidity to holders through an auction process that resets the interest rate at predetermined calendar intervals, allowing the holder to roll over their holdings in the ARS or sell the investment at par value. Because of the recent auction failures, the securities are not currently liquid, as the Company is not be able to access such funds until a successful future auction or redemption of these securities.
     The Company’s total auction rate securities at August 2, 2008 had a fair value of $1,600,000 and represented approximately 4% of the Company’s total cash and cash equivalents and short-term investments. The Company continues to classify the remaining ARS as short-term investments as the Company believes the investments will auction successfully within the next twelve months.
     The auction rate securities are all AAA rated securities and the underlying assets of the Company’s auction rate securities are student loans backed by the federal government. Additionally, the government is actively pursuing legislation surrounding this issue in order to restore the market. The Company believes the securities are properly valued at their estimated fair market value on the balance sheet and has continued to classify the auction rate securities as short-term investments. The Company will continue to assess the effects of the failed auctions on the fair value of the investments. If the auctions associated with the securities the Company owns are not successful in the future and an other than temporary impairment of the security is identified, the Company may have to record an impairment charge through earnings with respect to these securities.
8. Accrued Expenses
     Accrued expenses consist of the following at:

	August 2, 2008	July 28, 2007
	(In thousands)
Fees and expenses payable	$883	$1,531
Compensation and benefits	3695	1,789
Professional services	861	1,012
Security deposit	—	57

Accrued expenses.	$5,439	$4,389

     Fees and expenses payable consist primarily of accrued expenses related to taxes and insurance payable.
9. Acquisitions
Kailight Photonics Inc.
     On May 15, 2007, the Company acquired Kailight Photonics, Inc. (“Kailight”), a technology leader in 40Gb/s optical transmission products, for approximately $35,877,700, including $729,000 of transaction costs associated with the acquisition and subject to certain working capital adjustments. Approximately $3,350,000 of the purchase price is being held in escrow pending the outcome of certain matters outlined in the merger agreement for which the Company is indemnified. In addition, the Company may also be required to pay up to $5,000,000 in additional future payments based on the achievement of certain performance milestones. Any such payments will be recorded as additional purchase price in the period it is probable such payment is earned. Pursuant to the merger agreement, certain outstanding Kailight stock options were converted into Optium stock options. Of the total options granted to Kailight employees and consultants, 9,652 options with an exercise price of $0.11 were fully vested and assigned a fair value of $148,776 using the Black-Scholes option pricing model and were accordingly recorded as purchase price.
     The transaction was accounted for as a purchase in accordance with SFAS 141. As a result, the assets acquired and liabilities assumed were accounted for at fair value on the acquisition date, and the results of operations of Kailight are included in the Company’s consolidated results of operations from the acquisition date. Management is responsible for the valuation of net assets acquired, including in-process research and development, and considered a number of factors, including valuations and appraisals, when estimating the fair market values and estimated useful lives of the acquired assets and liabilities. The Company believes the acquisition provides synergies with existing product lines and expands on our current transceiver capabilities, resulting in an excess purchase price over the fair value of identifiable assets. The excess purchase price of $26,089,700 has been recorded as goodwill.
     The Kailight purchase price was preliminarily allocated as follows (in thousands):

Net assets acquired	$(212)
Acquired in-process research and development	10,000
Goodwill	26,090

Total purchase price	$35,878

     The following table summarizes the components of the assets acquired at fair value (in thousands):

Cash	$489
Net fixed assets	597
Accounts receivable and other	262
Less liabilities assumed	(1,560)

Net assets acquired	$(212)

     Kailight’s developmental project that had not reached technological feasibility and had no future alternative use was classified as acquired in-process research and development and expensed at the acquisition date. Efforts required to develop acquired in-process research and development into commercially viable products include the planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements. The $10,000,000 of acquired in-process research and development was expensed during fiscal year 2007 through the consolidated statement of operations as a separate component of operating expenses at the acquisition date.
     The acquired in-process research and development expense of $10,000,000 relates to the acquired 40Gb/s project and was determined using the income approach assuming cash flows over ten years and using risk adjusted discount rates ranging from 20% to 30% for the four defined segments of the 40Gb/s project. The discount rates were based on fundamental data for a group of market participants, as well as venture capital studies. The ten year life is based on the life expectancy of the products in the market place with an assumed growth rate of up to 314% diminishing to 10% and no assumed terminal value. We began to recognize revenue related to these products in fiscal year 2008.
Pro Forma Financial Information
     The following unaudited pro forma financial information represents the Company’s consolidated results from operations for the period indicated, as if the acquisitions of Engana and Kailight had occurred at the beginning of the period presented. Unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had the acquisitions occurred at the beginning of the periods presented, nor is it necessarily indicative of future results of operations. These pro forma results are based upon the respective historical financial statements of the respective companies, and do not incorporate, nor do they assume any benefits from cost savings or synergies of operations of the combined Company. Unaudited pro forma results of operations are presented after giving effect to certain adjustments, including adjustments to reflect increased intangible asset amortization, decreased interest income on the cash used to finance the acquisitions, increased interest expense on the debt incurred to finance certain acquisitions and increased income taxes at a rate consistent with the Company’s effective tax rate in each year. The pro forma results exclude the write-off of purchased in-process research and development expenses related to the Kailight acquisition in 2007.

Pro forma Results for Kailight Acquisition

Fiscal year ended
July 28, 2007
(In thousands, except
per share data)
Pro forma revenues	$125,543
Pro forma net income (loss)	$14,192
Pro forma net income (loss) per share — basic	$0.73
Pro forma net income (loss) per share — diluted	$0.57
Reported net income (loss)	$11,254
Reported net income (loss) per share — basic	$0.58
Reported net income (loss) per share — diluted	$0.45
Microdisplay Assets
     On July 10, 2007, the Company acquired certain intellectual property assets of Microdisplay Corporation related to the design of Liquid Crystal on Silicon (LCoS) wafers used in its next generation WSS ROADM product line. The aggregate purchase price of the transaction was approximately $2.0 million, including the assumption of certain liabilities. The purchase of these assets has been recorded as completed technology and classified as an intangible asset on the balance sheet as of the acquisition date. The acquired intangible assets will be amortized over a 5 year useful life. The amortization expense related to the Microdisplay assets is included in our consolidated statements of operations in the selling, general and administrative expense line item for the years ended August 2, 2008 and July 28, 2007.
     The acquisition of the LCoS integrated circuit technology strengthens the Company’s position in the ROADM product market, as the Company continues to integrate additional features into its ROADM products and target new applications and market segments. The rights to the LCoS integrated circuit technology used in the Company’s ROADMs are expected to drive cost efficiencies including improved flexibility to add more unique software-defined features.
     The results of these acquisitions are included in the accompanying consolidated financial statements as of their respective dates of acquisition.
10. Stockholders’ Equity
Common stock
     The Company has authorized under its Certificate of Incorporation, as amended October 10, 2006, the issuance of 100,000,000 shares of common stock, of which 729,361 were designated Series 2 nonvoting common stock. The Series 2 nonvoting common stock automatically converted into voting common stock upon the closing of the Company’s initial public offering when the conversion of all shares of preferred stock occurred.
     On October 9, 2006, the Company’s Board of Directors approved a 1-for-12 reverse stock split of the Company’s issued common stock, subject to stockholder approval. On October 10, 2006, the Company’s stockholders approved the reverse stock split. The reverse stock split became effective on October 10, 2006, upon the filing by the Company of an amendment to the Certification of Incorporation with the Delaware Secretary of State giving effect to the reverse stock split. Common share and common share-equivalents have been restated to reflect the reverse stock split for all periods presented.
Stock incentive plan
     Effective July 30, 2006, the Company adopted SFAS 123R, which requires companies to recognize in their statement of operations all share-based payments, including grants of stock options, based on the grant date fair value. The Company adopted SFAS No, 123(R) using the prospective-transition method. Stock-based compensation is measured at the grant date, based on the fair value of the award, and expensed over the requisite service period. The application of SFAS 123R involves significant amounts of judgment in the determination of inputs into the Black-Scholes model which the Company uses to determine the value of stock options. Inherent in this model are assumptions related to expected stock price volatility, option life, risk free interest rate and dividend yield. While the risk free interest rate and dividend yield are less subjective assumptions, typically based on factual data derived from public sources, the expected stock-price volatility and option life assumptions require a greater level of judgment which make them critical accounting estimates. The fair value of each stock option grant was estimated on the date of the grant using the Black-Scholes option-pricing model and the assumptions disclosed in the Summary of Significant Accounting Policies in Note 2.
     Prior to the adoption of SFAS 123R, the Company accounted for its stock-based compensation granted to employees in accordance with the provisions of APB 25. Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company’s stock and the exercise price of the option. The Company recorded stock-based compensation to the extent that the exercise price was less than the fair value of the Company’s stock on the date of grant.
     Additionally, in the prior period, the Company disclosed the information required under SFAS 123, using the minimum value method. Stock issued to non-employees is accounted for under the provisions of EITF 96-18. In accordance with SFAS 123R, options that were valued using the minimum value method under Statement 123, for purposes of pro forma disclosure, must be transitioned to SFAS 123R using the prospective transition method. Under the prospective transition method, options granted prior to fiscal 2007 will continue to be accounted for under the same accounting principles (recognition and measurement) originally applied to those awards, which for the Company was APB 25. Accordingly, the adoption of SFAS 123R did not result in any compensation cost being recognized for the options granted prior to the adoption of SFAS 123R.
     Under Statement 123, non-employee stock-based compensation is accounted for based on the fair value of the consideration received or equity instruments issued, whichever is more readily determinable. However, Statement 123 does not address the measurement date and recognition period, EITF 96-18 states a consensus that the measurement date should be the earlier of the date at which a commitment for performance by the counterparty is reached or the date at which the counterparty’s performance is complete.
     Under the pro forma disclosure previously required under SFAS 123, the compensation cost for the Company’s stock-based compensation plans had been determined based upon the fair value of the options at the grant date. Consistent with the methodology prescribed under Statement 123, the Company would have recorded approximately $410,000, $454,000 and $210,000 as stock based compensation in selling, general and administrative expenses for the years ended August 2, 2008, July 28, 2007 and July 29, 2006, respectively, related to the grants issued prior to the adoption of SFAS 123R, as presented below (in thousands):

	Fiscal year ended
	August 2, 2008	July 28, 2007	July 29, 2006
Net income (loss), as reported	$(4,925)	$11,254	$(8,123)
Add: Stock-based compensation under APB 25	340	494	162
Add: Stock-based compensation under SFAS 123R	3,436	936	—
Less: Stock-based compensation expense determined under fair value method for all awards	(3,715)	(1,367)	(210)

Net income (loss), pro forma	$(4,864)	$11,317	$(8,171)

Net income (loss) per share:
Reported net income (loss) per share — basic	$(0.19)	$0.58	$(3.68)
Reported net income (loss) per share — diluted	$(0.19)	$0.45	$(3.68)
Pro forma net income (loss) per share — basic	$(0.19)	$0.58	$(3.70)
Pro forma net income (loss) per share — diluted	$(0.19)	$0.46	$(3.70)
     During the year ended August 2,2008, 293,350 stock options with a weighted average grant date fair value of $5.53 per option and 591,535 unvested restricted stock units with a weighted average grant date fair value of $8.52 were granted under the Company’s Stock Option Plans. The compensation expense charged against earnings for SFAS 123R stock-based compensation for the fiscal year 2008 was approximately $5,052,300. The pre-tax impact of stock-based compensation expense was $0.20 per basic and diluted share in the year ended August 2, 2008. As of August 2, 2008, there was approximately $5,662,900 in unrecognized compensation expense related to non-vested stock option agreements. This unrecognized expense is expected to be recognized as compensation expense over the weighted-average vesting period of approximately 4 years.
     In fiscal year 2000, the Company adopted the 2000 Optium Corporation Stock Incentive Plan, as amended, (the “2000 Plan”) under which 3,457,073 shares of common stock were reserved for issuance. As of August 2, 2008, no shares are available for future grants under the 2000 Plan. Under the terms of the 2000 Plan, the Company could grant nonqualified or incentive stock options, restricted stock, or make awards of stock appreciation rights to directors, officers, employees, and consultants of the Company. Option grants under the 2000 Plan generally vest over four years and expire ten years from the date of grant. All options and shares cancelled or forfeited after October 10, 2006 (the effective date of the 2006 Plan) under the 2000 Plan are added back to the balance of shares reserved for issuance under the 2006 Plan.
     Stock option transactions under the 2000 Plan for the year ended August 2, 2008 are summarized as follows:

	Number of	Range of	Weighted average
	options	exercise prices	exercise price
Balance—July 28, 2007	1,694,314	$0.48 - $17.50	$4.95
Granted	—	—	—
Forfeited	(13,652)	$0.84 - $17.50	$5.85
Exercised	(78,540)	$0.48 - $ 9.24	$2.72

Outstanding—August 2, 2008	1,602,122	$0.48 - $17.50	$5.05

Options exercisable—August 2, 2008	1,199,267	$0.48 - $17.50	$3.97

     During the year ended August 2, 2008 certain employees exercised options to purchase 78,540 shares of the Company’s common stock for proceeds of $213,900. These option exercises had an intrinsic value of approximately $445,400 and were granted under the 2000 Plan.
     The weighted average remaining life of the options outstanding as of August 2, 2008 is 6.7 years.
     During the first quarter of fiscal year 2007, the Company adopted the 2006 Optium Corporation Stock Incentive Plan, as amended, (the “2006 Plan”) under which 283,333 shares of common stock have been reserved for issuance. The 2006 Plan provisions provide for an automatic increase at the beginning of every quarter of each fiscal year in the number of shares reserved and available for issuance under the plan by a number equal to 0.75% of the then outstanding number of shares of common stock. The 283,333 shares reserved does not include the additional 190,059, 190,146, 190,732, 190,783, 191,074, 191,691 and 192,503 shares reserved as of the first day of the Company’s fiscal year 2007 third and fourth quarters, fiscal year 2008 first, second, third and fourth quarters, and fiscal year 2009 first quarter, respectively, or the aggregate substitute options granted in the Kailight acquisition. In addition, the number of shares reserved for issuance under the 2006 Plan are automatically increased by the number of shares and options cancelled or forfeited under the 2000 Plan after October 10, 2006. Cancellations or forfeits under the 2006 Plan are also added back to increase the total number of shares available for issuance under the 2006 Plan, with the exception of those options granted in connection with the Kailight acquisition. During the year ended August 2, 2008, 58,705 cancelled or forfeited stock options were added to the number of shares reserved for issuance under the 2006 Plan, pursuant to these provisions. Under the terms of the 2006 Plan, the Company may grant nonqualified or incentive stock options, restricted stock, or make awards of stock appreciation rights to directors, officers, employees, and consultants of the Company. The exercise price for grants shall be determined by the Board of Directors on the date of grant, but in no event shall the exercise price of incentive stock options be less than 100% of the fair market value of the common stock (110% for any incentive stock option granted to a person owning more than 10% of the total combined voting power of all classes of stock as determined by the Board of Directors on the date of grant). Option grants under the 2006 Plan generally vest over four years and expire ten years from the date of grant. As of August 2, 2008, 896,035 options of common stock were granted under the 2006 Plan. All options cancelled or forfeited under the 2006 Plan are added back to the balance of shares reserved for issuance under the Plan.
     Stock option transactions under the 2006 Plan for the year ended August 2, 2008 are summarized as follows:

	Number of	Range of	Weighted average
	options	exercise prices	exercise price
Balance—July 28, 2007	582,575	$0.11 - $1,110.24	$19.20
Granted	293,350	$6.33 - $ 11.13	$8.32
Forfeited	(67,251)	$6.33 - $ 328.63	$15.51
Exercised	—	—	—

Outstanding—August 2, 2008	808,674	$0.11 - $1,110.24	$15.55

Options exercisable— August 2, 2008	205,879	$0.11 - $1,110.24	$17.94

     Pursuant to the terms of the Kailight Photonics, Inc. acquisition agreement, the Company assumed certain vested and unvested stock options outstanding with Kailight employees and consultants. The Company assumed 9,652 fully vested Kailight options with an exercise price of $0.11. Additionally, the Company assumed 222,145, and 40 options with exercise prices of $328.63, $657.26, and $1,110.24, respectively, all of which were fully vested. The stock compensation expense related to the fully vested options with an exercise price of $0.11 was recorded as additional purchase price.

     During the year ended July 28, 2007, 10 shares were gifted to an employee and the Company recognized compensation expense for the shares based on the fair market value of the stock at the date of grant. Also during the year ended July 28, 2007, 2000 restricted stock awards were granted to a consultant and immediately vested; accordingly the Company recognized the compensation expense for these awards based on the fair value of the stock at the date of grant. As of August 2, 2008, 1,626,027, 322,122, and 808,674 shares were authorized, available and outstanding, respectively under the 2006 Plan.
     The weighted average remaining life of the options outstanding as of August 2, 2008 is 8.9 years.
     The detail of all options exercisable as of August 2, 2008 is as follows:

Number of	Range of	Weighted average	Weighted average
options	exercise prices	exercise price	remaining life
601,002	$0.11 - $ 0.96	$0.60	5.3
119,895	$1.08 - $ 3.96	$1.57	6.7
210,472	$5.25 - $ 5.76	$5.56	7.5
473,585	$7.36 - $ 23.56	$13.94	8.2
192	$328.63 - $1100.24	$739.65	8.8
     The total intrinsic value of the fully vested and exercisable options above, had they been exercised on August 2, 2008, was approximately $6,009,600.
The restricted stock unit transactions under the 2006 Plan for the year ended August 2, 2008 are summarized as follows:

Number of
restricted stock
units
Balance—July 28, 2007	—
Granted	591,535
Forfeited	(24,018)
Vested	(221,324)

Unvested balance at August 2, 2008	346,193

     The per stock unit weighted average fair value of the restricted stock units granted under the 2006 Plan for the year ended August 2, 2008 was $8.52 which was based on the closing stock price of the Company on the date of grants. The restricted stock units have varying vesting schedules, dependent on the grant details. As of August 2, 2008, there was approximately $2,488,900 in unrecognized compensation expense related to non-vested restricted stock units. This unrecognized expense is expected to be recognized as compensation expense over the requisite service periods of the respective grants. The weighted average remaining vesting period for restricted stock units as of August 2, 2008 is 1.3 years. All forfeitures or cancellations of restricted stock units are added back to the balance of shares reserved for issuance under the 2006 Plan. Additionally, those shares that are retained by the Company to satisfy tax withholding obligations are added back to the balance of shares reserved for issuance under the 2006 Plan. A total of 24,018 cancelled or forfeited restricted units and 64,142 shares withheld for tax liabilities were added back to the balance of shares reserved for issuance during the year ended August 2, 2008.
Deferred Compensation
     The Company’s Board of Directors has determined the fair value of all stock option grants on the date of the grants. In April 2006, as a result of improved operating performance, the execution of a letter of intent to acquire Engana, external market factors affecting the Company’s market sector, as well as feedback from investment bankers indicating that the Company was now a viable initial public offering candidate, the Board of Directors retrospectively determined the fair value of the Company’s common stock for all stock options granted during the three fiscal quarters beginning May 1, 2005 and ending January 28, 2006. As a result of the Company’s retrospective determinations of fair value of the common stock for prior option grant dates of June 23, 2005, September 21, 2005 and November 7, 2005, the Company recorded an aggregate of approximately $125,000 of deferred stock-based compensation on the balance sheet for the stock options granted on those dates. The amount of deferred stock-based compensation for each stock option grant on these dates was calculated based on the difference between the retrospectively determined fair value per share of the common stock at the date of the grant and the exercise price of the option. The Company will amortize this deferred stock-based compensation expense over the vesting period of the applicable stock option grants, subject to adjustment for any stock options which are cancelled or accelerated.

     In June 2006, based on the Company’s retrospective determinations of fair value of its common stock, the Company offered to the recipients of stock option grants on June 23, 2005, September 21, 2005 and November 7, 2005, the ability to amend the terms of their stock options to increase their per share exercise price from $0.96 to $1.08 in the case of June 23, 2005 grants, from $1.20 to $2.40 in the case of the September 21, 2005 grants and from $1.20 to $3.96 in the case of the November 7, 2005 grants. All of such stock option recipients have chosen to amend their stock options to a higher exercise price in order to avoid potential adverse personal income tax consequences. There was no additional consideration offered to the employees in exchange for amending their stock options.
     In relation to these amended stock options, the Company recorded deferred stock-based compensation of approximately $1.5 million in the balance sheet in addition to the approximately $125,000 in deferred stock-based compensation referenced above. The amount of additional deferred stock-based compensation for each amended stock option was calculated based upon the difference between the amended exercise price of $1.08 per share, $2.40 per share or $3.96 per share, as applicable, and $10.92 per share, the valuation by the Board of Directors of the per share fair value of our common stock as of the date of amendment of the stock options. The Company will amortize this additional deferred stock-based compensation expense over the vesting period of the applicable stock option grants, subject to adjustment for any stock options which are cancelled or accelerated. During the year ended August 2, 2008, total stock-based compensation related to the revaluation and remeasurement of these grants was approximately $500,600.
Warrants issued to employees
     On April 31, 2003, the Company issued 1,308,954 warrants with an exercise price of approximately $0.05 per share to purchase shares of the Company’s Series C preferred stock to officers and employees who invested in the Series B preferred stock offering in fiscal 2001. The warrants are immediately exercisable and expire on the earliest of termination of employment with the Company or January 31, 2013. The excess of the fair market value of the Series C preferred stock over the exercise price of approximately $195,900 was included in general and administrative expenses for the year ended August 2, 2003. During fiscal year 2004, the Company canceled 58,007 Series C warrants as a result of an employee termination and reduced its fiscal year 2004 salary expense by $8,680. During the year ended July 29, 2006, 663,178 warrants were exercised for 55,264 shares of common stock and proceeds of approximately $33,398. During the year ended July 28, 2007, no warrants were exercised. During the year ended August 2, 2008 5,801 warrants were exercised for 483 shares of common stock and proceeds of approximately $300.
11. Accrued Warranty Costs
The following summarizes the changes in the Company’s warranty accrual for the fiscal years 2006, 2007, and 2008 (in thousands):

Ending balance July 30, 2005	$105
Warranty accruals	236
Warranty repairs	(118)

Ending balance July 29, 2006	223
Warranty accruals	428
Warranty repairs	(292)

Ending balance July 28, 2007	359
Warranty accruals	408
Warranty repairs	(350)
Foreign currency translation	12

Ending balance August 2, 2008	$429

12. Income Taxes
     In July 2006, the FASB issued FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109, Accounting for Income Taxes, or FIN 48. FIN 48 provides guidance on how a company should recognize measure and disclose in its financial statements uncertain income tax positions. Under the new provisions, a company should not recognize a tax benefit for an uncertain income tax position unless it is “more likely than not” that such a position is sustainable. The Company adopted FIN 48 on July 29, 2007. As a result of the implementation of FIN 48, the Company recognized a net $100,000 increase in the liability for unrecognized tax benefits, which was accounted for as an increase to the July 28, 2007 balance of the accumulated deficit. At August 2, 2008, the Company’s total liability for unrecognized net tax benefits is $502,000, which relates to the Company’s current position regarding its Federal R&D credit calculation and support. Consistent with past practice, the Company will record interest and penalties associated with uncertain tax positions in income tax expense.

     The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003.
     The following table summarizes tax years that remain subject to examination by major tax jurisdictions:

Major Jurisdiction	Open Years
U.S. Federal income taxes	2004 through 2006
U.S. State income taxes	2004 through 2006
Foreign Income Taxes	2003 through 2006
     As of August 2, 2008, the Company had U.S. federal net operating loss (“NOL”) carry forwards of approximately $21.0 million, which fully expire by 2025. In addition, as of August 2, 2008, the Company also had federal research and development credit carry forwards of $2.0 million and federal alternative minimum tax credit carry forwards of $0.5 million. The federal research and development credit carry forwards will begin expiring in 2015. The federal alternative minimum tax credits have an indefinite carry forward period.
     Upon examination, certain NOL carry forwards and credits are subject to potential adjustment by the Internal Revenue Service (“IRS”) and may be limited by the occurrence of certain events, including significant changes in ownership interests. The Company performed an analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code had occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of the net operating loss carry forwards attributable to periods before the change. As of August 2, 2008, the Company believes there are no limitations on the use of these federal NOLs, other than those related to the Company’s definitive merger with Finisar Corporation and discussed in the subsequent events footnote (see Note 18).
     As of August 2, 2008, the Company had state NOL carryforwards of $8.0 million which will begin expiring in 2025.
     In connection with the acquisition of Engana Pty Limited, (which was subsequently renamed Optium Australia Pty Ltd) in March 2006, the Company acquired Australian NOL carry forwards and credits in the amount of $4.8 million. These NOL carry forwards and credits are subject to review and possible adjustments by the Australian Taxation Office and may be limited by the occurrence of certain events, including significant changes in ownership interests or significant changes in the business of the Company. This is a factual test that can only be determined in the year in which the NOL carry forward is sought to be utilized. There is no time limit on the use of Australian NOL carry forwards. The acquired net operating losses have been fully offset by a valuation allowance.
     Since acquisition, Optium Australia Pty Ltd. has incurred additional NOLs of approximately $17.6 million, which the Company believes can be used to offset future Australian income. The Company has recorded a full valuation allowance on the Australian NOLs due to the lack of profitability to date of the Australian operations.
     In connection with the Kailight Photonics, Inc. acquisition, the Company acquired US Federal NOL tax carryforwards in the amount of approximately $7.5 million. The Company will perform an analysis to determine whether a Section 382 ownership change has occurred, but the company expects the use of these NOLs will be significantly limited. Accordingly, management in its allocation of the purchase price, recorded no value to the acquired deferred tax assets. If any of these acquired NOL carryforwards are utilized, goodwill will be reduced.
     The Company has not provided U.S. deferred taxes on certain foreign earnings invested abroad. As of August 2, 2008, there is no formal plan in place to repatriate any foreign earnings to the United States. Determination of the unrecognized deferred tax liability amount is not practicable.
     At August 2, 2008 and July 28, 2007, the components of the Company’s U.S. federal net deferred taxes are as follows (in thousands):

	August 2, 2008	July 28, 2007
Domestic, federal and state NOL carryforwards	$8,508	$9,531
Federal and state AMT credit	527	419
Federal and state research and development credit	2,007	1,929
Depreciation and amortization	418	732
Accrued employee benefits	1,465	184

	August 2, 2008	July 28, 2007
Accrued expenses	1,320	1,062
Other accruals	5	—

Total deferred tax assets	14,250	13,857
Valuation allowance	(623)	—

Net deferred tax assets	$13,627	$13,857

     Because of the Company’s lack of earnings history prior to 2007, the deferred tax assets had been fully offset by a valuation allowance. In assessing the realizability of deferred tax assets, management concludes it is more likely than not some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which those temporary differences become deductible or within the periods before carry forwards expire. During the year ended July 28, 2007, based on cumulative U.S. taxable net earnings for the past three years and the expected future profitability of the U.S. operations, the company reversed the valuation allowance on its net U.S. deferred tax assets and recognized an income tax benefit of approximately $13.0 million.
     For the year ended August 2, 2008, the Company has a current tax provision of approximately $0.2 million for federal and state alternative minimum tax (“AMT”) and state income tax related to fiscal year 2008 income tax exposure. Income before income tax for the year ended August 2, 2008 includes a pre-tax loss of approximately $4.8 million related to foreign operations.
Income tax (benefit) expense from operations is comprised of the following components (in thousands):

	Fiscal year ended
	August 2, 2008	July 28, 2007
Federal Income Taxes
Current	$105	$782
Deferred	301	(12,678)

	$406	$(11,896)

State Income Taxes
Current	$(306)	$701
Deferred	(7)	(1,179)

	$(313)	$(478)

Israel Income Taxes
Current	$98	$28

Deferred	$—	$—

	$98	$28

Income tax (benefit) expense	$191	$(12,346)

A reconciliation of the United States income tax rate to the effective tax rate for U.S. operations is as follows:

		Fiscal year ended
	August 2, 2008	July 28, 2007	July 29, 2006
Tax at statutory rate	35. 0%	35. 0%	35. 0%
State taxes, net of federal	(66. 8)	4. 0	4. 0
R&D credits	(22. 9)	(2.0)	—
Federal and state AMT for which a full valuation allowance has been established	—	—	1.6
Capitalized merger costs	68. 1
Change in valuation allowance	—	(129.3)	(39.0)
Other	17.2	2.8	—

Effective tax rate	30.6%	(89.5)%	1.6%

13. Commitments and Contingencies
Commitments
     The Company has operating leases for office, warehouse, manufacturing space and vehicles through 2014. Future annual minimum lease payments under noncancelable operating leases as of August 2, 2008 are as follows (in thousands):

2009	$1,702
2010	1,707
2011	1,341
2012	1,168
2013	1,114
Thereafter	230

Total future minimum lease payments	$7,262

     Total rent expense under operating leases was $1,798,000, $1,114,700 and $787,500 in 2008, 2007, and 2006, respectively.
Contingencies
     In December 2004, the Company terminated its relationship with Appletec Limited, an Israeli company that was assisting us with our sales efforts in Israel Beginning in May 2005 and through May 2005, the Company received correspondence from Appletec claiming it owed Appletec sales commissions. The Company does not believe that it owes any further commissions to Appletec. However, in June 2005 Optium Corporation sent a letter to Appletec’s counsel proposing a settlement. The Company did not receive a response to its proposal and Appletec filed an action in Israel against Optium and an Optium consultant alleging damages in an amount of approximately $1,800,000. The Company intends to defend itself vigorously and does not expect the ultimate outcome of this matter to have a material adverse effect on its business, financial condition, results of operations or cash flows.
     On September 11, 2006, JDS Uniphase Corporation and EMCORE Corporation filed a complaint in the United States District Court for the Western District of Pennsylvania alleging that the Company’s 1550 nm HFC externally modulated transmitter, in addition to possibly “products as yet unidentified,” infringes on two U.S. patents. Since no summary judgment motions have been ruled upon, the Company is unable to determine the ultimate outcome of this litigation. On March 14, 2007, JDS Uniphase and EMCORE Corporation filed a second complaint in the United States District Court for the Western District of Pennsylvania alleging that the Company’s 1550 nm HFC quadrature amplitude modulated transmitter, in addition to possibly “products as yet unidentified,” infringes on another U.S. patent. The Company has answered both of these complaints denying that it has infringed any of the asserted patents and asserting that those patents are invalid. On December 10, 2007, the Company filed a complaint in the United States District Court for the Western District of Pennsylvania seeking a declaration that the patents asserted against the Company’s HFC externally modulated transmitter are unenforceable due to inequitable conduct committed by the patent applicants and/or the attorneys or agents during prosecution. The Court has consolidated all three of these actions and has scheduled a single trial to be gin October 19, 2009. Since discovery is currently in process, the Company is unable to determine the ultimate outcome of this second litigation. During the year ended August 2, 2008, sales of the Company’s 1550 nm HFC externally modulated transmitter and 1550 nm HFC quadrature amplitude modulated transmitters, together, represented less than 5% of the Company’s revenues. The plaintiffs are seeking for the court to declare that Optium has willfully infringed on such patents and to be awarded up to three times the amount of any compensatory damages found, if any, plus any other damages and costs incurred. The Company intends to vigorously defend the claims asserted against it and believes that it has meritorious defenses.
     During mid-2007, the Company became aware that certain of its analog RF over fiber products may, depending on end use and customization, be subject to the International Traffic in Arms Regulations, or ITAR. Accordingly, the Company filed a detailed voluntary disclosure with the United States Department of State, describing the details of possible inadvertent ITAR violations with respect to the export of a limited number of certain prototype products, and related technical data and defense services. The Company may have also made unauthorized transfers of ITAR-restricted technical data and defense services to foreign persons in our workplace. The Company has provided additional information upon request to the Department of State with respect to this matter. The Department of State encourages voluntary disclosures and generally affords parties mitigating credit under such circumstances. The Company nevertheless could be subject to continued investigation and potential regulatory consequences ranging from a no-action letter, government oversight of facilities and export transactions, monetary penalties, and in extreme cases, debarment from government contracting, denial of export privileges and criminal sanctions.
     In the ordinary course of business, the Company is a party to litigation, claims and assessments in addition to those described above. Based on information currently available, management does not believe the impact of these other matters will have a material adverse effect on its business, financial condition, results of operations or cash flows of the Company.
Employment agreements
     The Company has employment agreements with certain officers and key employees. The agreements are for one to three year periods that expire in August 2008 or April 2009, subject to automatic renewal. According to the terms of the agreements, if there is a termination without cause, as defined, constructive termination, as defined, or if the agreements are not renewed, the Company must pay, depending on the agreement, severance of one to two years salary and bonus.
14. Major Customers
     Accounts receivable potentially subject the Company to a concentration of credit risk. The Company currently derives its revenues from a variety of companies in many different geographic locations internationally and in the United States operating within the telecommunications and Cable TV industry.
     Revenues from major direct customers comprising 10% or more of total revenues during the years ended August 2, 2008 and July 28, 2007, respectively were as follows:

	Fiscal year ended
	August 2, 2008	July 28, 2007
Cisco/ Scientific Atlanta	14%	20%
Ericsson	13%	22%
Sanmina(1)	13%	13%
Tellabs	12%	3%
Alcatel-Lucent	10%	6%

(1)	Sanmina is a contract manufacturer that purchases our products on behalf of several of our network systems vendor customers.
     Accounts receivable from these five customers at August 2, 2008 and July 28, 2007 represented 58% and 53% of total accounts receivable, respectively.
15. Related Party Transactions
     During the years ended August 2, 2008 and July 28, 2007, the Company paid a sales and marketing consultant, who is the brother of the president and chief executive officer of the Company, $153,800 and $145,800, respectively, in cash compensation during such fiscal periods. In addition, during the years ended August 2, 2008 and July 28, 2007, the Company granted, for no additional consideration, 2,500 and 2,000, respectively, restricted shares of common stock with fair market values of $26,025 and $38,890, respectively. In 2007, the Company also granted 6,000 options to purchase the Company’s common stock at an exercise price of $13.37, which was the fair market value on the date of grant. These options vest over a four year period and expire in ten years, so long as Mr. Gretel’s service relationship with the Company continues.
     During the years ended August 2, 2008 and July 28, 2007, the Company used Gertel Asset Management, a company that provides private jet air transportation, for certain business travel by our executive officers and other employees. The Company’s CEO has an ownership interest in Gertel Asset Management. Payments to Gertel Asset Management by the Company were approximately $73,600 and $58,000, respectively, during such periods.
     Amounts paid to related parties represented values considered fair and reasonable, reflective of arm’s length transactions.
16. Interest and Other Income, Net
     Interest and other income, net consists of the following (in thousands):

		Fiscal year ended
	August 2, 2008	July 28, 2007	July 29, 2006
Interest income	$2,034	$3,574	$283
Interest expense	(103)	(16)	(78)
Other income	252	43	6
Other expense	(34)	(14)	—

	$2,149	$3,587	$211

17. Employee Benefit Plans
     The Company sponsors the Optium Corporation 401(k) Retirement Savings Plan (the “401(k) Plan”. The 401(k) enables employees to make pretax contributions up to the maximum allowable amounts set by the IRS. Under the 401 (k) Plan, the Company may match a portion of the employee contribution up to a defined maximum. Effective June 1, 2007, the Company increased the defined maximum for employer matching contributions. The Company may, but is not obligated to, provide profit-sharing contributions to employees. For the years ended August 2, 2008, July 28, 2007, and July 29, 2006, the Company made $352,800, $184,500 and $135,900, respectively, in matching contributions to the 40 l(k) Plan.
     Australian employers are required to contribute to a deferred contribution plan of each employee’s choice in an amount equivalent to 9% of an employee’s annual salary. Our Australian subsidiary has this requirement. The expense recognized for the years ended August 2, 2008, July 28, 2007 and July 29, 2006 were $701,700, $261,700 and $60,000, respectively.
     The Company has no similar benefit plan obligations to its Israeli employees.
18. Subsequent Event
     On August 29, 2008 the Company merged with and into a wholly-owned subsidiary of Finisar Corporation. Under the terms of the merger, Optium stockholders received 6.262 Finisar shares for each Optium share they own. Outstanding Optium options and warrants represent a corresponding right to acquire a number of Finisar shares based on the above exchange ratio.
     The merger impacts various key accounting issues and assumptions currently taken by Optium Corporation. They include limitations on the future use of the Company’s federal, state and international NOL carryforwards and acceleration of vesting of certain outstanding stock options and restricted stock units. A total of approximately 85,000 restricted stock units and approximately 35,000 options to purchase shares of common stock (at various exercise prices) were accelerated by the merger. Additionally, the merger triggered an earnout payment of $5,000,000 to Kailight shareholders, pursuant to the original Kailight Photonics, Inc. merger agreement. The Company has also agreed to pay Morgan Stanley approximately $3,379,500 for their financial advisory services during the merger process. The changes and effects of the NOL utilization, accelerated compensation expense, earnout payment, and payment to Morgan Stanley are not reflected in the accompanying financial statements, as the merger was not consumated until subsequent to August 2, 2008.